Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP ONE PENN PLAZA, SUITE 4015 NEW YORK, NY 10119-4015

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Heather Gentry, Senior Vice President of Investor Relations
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: hgentry@lxp.com

FOR IMMEDIATE RELEASE
May 26, 2020

LEXINGTON REALTY TRUST ANNOUNCES
APPOINTMENT OF JOE BONVENTRE AS CHIEF OPERATING OFFICER
AND BRENDAN MULLINIX AS CHIEF INVESTMENT OFFICER

New York, NY - May 26, 2020 - Lexington Realty Trust (NYSE:LXP) ("Lexington"), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced that Joe Bonventre has been appointed as Lexington’s Chief Operating Officer, in addition to continuing his roles as Executive Vice President, General Counsel and Secretary, and Brendan Mullinix has been appointed as Lexington’s Chief Investment Officer, in addition to continuing his role as Executive Vice President.

T. Wilson Eglin, Chairman, Chief Executive Officer and President of Lexington Realty Trust, commented "Today’s appointments reflect the progression of the next generation of leadership at Lexington. Brendan and Joe, together with Beth Boulerice, Lara Johnson and James Dudley, have been instrumental in the transition to an industrial focused REIT over the last several years. I am confident that Lexington has an exceptionally strong team to serve its tenants and shareholders in the years to come. On behalf of the Board, I congratulate Brendan and Joe and the rest of our team for their accomplishments and wish them continued success at Lexington."

ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. Lexington seeks to expand its industrial portfolio through build-to-suit transactions, sale-leaseback transactions, development projects and other transactions, including acquisitions. For more information or to follow Lexington on social media, visit www.lxp.com.

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